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Exhibit 10.23

EnergySolutions, Inc.

SUMMARY
BOARD OF DIRECTORS
COMPENSATION TERMS
FOR
                                    ("DIRECTOR")

        The following sets forth the principal terms of the compensation agreement between the Director and EnergySolutions, Inc. (the "Company"), which shall be set forth in an agreement to be entered into by and between the Company and the Director (the "Agreement").

Job Title/ Responsibilities:	Director shall be a Director on the Board of Directors and Chair of the Nominating and Corporate Governance Committee. Director shall have such responsibilities as are customary for such positions.
Term:
Director's initial term shall continue for one year ("Term"). Upon expiration, Director may, if nominated by the Nominating and Corporate Governance Committee and approved by the Board, stand for reelection.
Cash Retainer:	Director's annual cash retainer ("Cash Retainer") shall be $50,000 which shall constitute full compensation for all Board Meetings and Special Board Meetings throughout the year.
Chair Fee:	Director's annual chair fee for each committee chaired by the Director ("Chair Fee") shall be $10,000.
Committee Meeting Fee:	Director's fee per Committee Meeting attended of which Director is a member ("Committee Meeting Fee") shall be $1,250.
Payment of Fees	One-fourth of the Cash Retainer and Chair Fee shall be paid at the beginning of each calendar quarter. Committee Meeting Fees shall be paid immediately following the meeting for which they are earned.

Equity Compensation:	Director shall be granted annually the number of restricted shares of the Company's common stock ("Restricted Stock") which when multiplied by the average closing price of the Company's common stock during the 30 trading days preceding the date on which the shares are granted (the "Grant Date") equals $75,000. Shares of Restricted Stock awarded to Director shall vest over three years as follows: (i) 33.4% shall vest on the first anniversary of the Grant Date, (ii) 33.3% shall vest on the second anniversary of the Grant Date, and (iii) 33.3% shall vest on the third anniversary of the Grant Date. Any unvested shares of Restricted Stock shall immediately and automatically vest (i) if Director is not reelected to the Board of Directors of the Company following the expiration of any term of office for which Director is elected; (ii) if Director is involuntarily removed from the Board for any reason other than Cause; (iii) Director dies or because of sickness or disability is no longer able to complete a term of office for which director has been elected; (iv) if Director is at least 60 years of age and elects to resign from the Board or not stand for reelection; or (v) upon a Change of Control (as defined in the 2007 Equity Incentive Plan). "Cause" shall include Director (i) having been convicted of, or pleading guilty or nolo contendere to, any felony; (ii) having engaged in any gross or willful misconduct, including the commission of any fraud, or (iii) having perpetrated any fraud against the Company or any third party.
Expenses Reimbursement:	Company shall reimburse Director for all reasonable out-of-pocket expenses incurred in association with Company's meetings.
Minimum Ownership:
So long as Director serves on the Board of Directors of the Company, Director shall continue to retain the ownership of and shall not sell, assign, transfer or pledge any of the Restricted Shares granted to Director during the first two years of Director's service on the Board of Directors.

Agreed to this                        day of                                    , 2009.

ENERGYSOLUTIONS, INC.
By	Val John Christensen President
DIRECTOR

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SUMMARY BOARD OF DIRECTORS COMPENSATION TERMS FOR (" DIRECTOR ")